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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                      DAIRY MART CONVENIENCE STORES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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                                                                    NEWS RELEASE
                                                                    ------------

For Immediate Release

Contact: Larry Dennedy                               Scott Chaikin
         MacKenzie Partners, Inc.                    Dix & Eaton Incorporated
         (800) 322-2885                              (216) 241-4615

                        DAIRY MART RETAINS MORGAN KEEGAN
                            TO EXPLORE POSSIBLE SALE

                   COMPANY REFUTES DISSIDENT'S "INACCURACIES"

HUDSON, Ohio - May 16, 2000 - Dairy Mart Convenience Stores, Inc., (AMEX:DMC) announced today that it has retained the investment banking firm of Morgan Keegan & Company, Inc., to explore all of the Company's strategic options, including the possible sale of the Company.

"We are pleased to have Morgan Keegan involved in this process," said Robert B. Stein, Dairy Mart Chairman, President and Chief Executive Officer. "The firm has significant experience in the convenience store industry that will benefit our shareholders."

The Company also responded to inaccuracies in a letter to shareholders from a small group of dissident holders led by Frank Colaccino, who was Chief Executive Officer of Dairy Mart before being fired in 1994.

"Mr. Colaccino's letter contains significant inaccuracies," said Stein. "Perhaps most significantly, he flat out misrepresents the fact that management and the board own nearly three times as much of this Company as his group does."

Stein said management and the board directly and beneficially own more than 17 percent of the shares outstanding. The Colaccino letter said the dissident group owns nearly 6 percent of the Company and alleged that the directors own less than 2 percent.

Stein also questioned Colaccino's claim to have the overwhelming support of shareholders.

"I've spoken to a number of our largest shareholders, and they are very supportive of the efforts of management and the current board to maximize shareholder value," he said.

On April 6, nearly two weeks before Colaccino's proxy filing, Dairy Mart's board of directors approved a major initiative to sell stores that are not adequately profitable and do not meet the Company's one-stop-shopping store profile. The Company announced May 11 that it had received credible expressions of interest


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from potential purchasers, and that it would retain an investment banker to evaluate the interest and other strategic alternatives for maximizing shareholder value. Since that announcement, several additional expressions of interest have been received.

The company also announced today that it has sent a second letter to shareholders in its ongoing proxy fight with the Colaccino group.

Dairy Mart Convenience Stores, Inc., was named "Convenience Store Chain of the Year" in 1999 by Convenience Store Decisions magazine. The company owns and operates approximately 600 retail stores in seven states in the Midwest and Southeast. Through consulting and licensing agreements, the Company is also affiliated with more than 200 stores in Korea and approximately 400 locations in Malaysia. For more information, visit Diary Mart's web site at www.dairymart.com.

Morgan Keegan & Company, Inc., based in Memphis, Tennessee, provides securities brokerage, investment banking and other financial services through its 45 offices in 13 states. The firm is a subsidiary of Morgan Keegan, Inc., a financial services holding company listed on the New York Stock Exchange (symbol: MOR). Morgan Keegan has a dedicated Convenience Store and Retail Petroleum Group and has recently been involved in many transactions involving convenience store companies. In addition, Morgan Keegan equity research recently began covering the convenience store industry and expects to publish a comprehensive research report this summer.

Statements contained in this release that are not historical facts, including those relating to possible outcomes of exploring the Company's strategic alternatives, such as a possible sale of the Company and those relating to the effects of continuing a proxy fight may constitute forward-looking statements. Factors that could cause actual results to differ materially from those stated or implied in the forward-looking statements include competition, general economic conditions, the ability to find one or more suitable buyers for the stores or the whole Company at acceptable prices, the ability of such buyers to finance store purchases or the whole Company, the determination of the board of directors, which may or may not include a sale of the stores or the whole Company and other factors disclosed in Dairy Mart's periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

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